Exhibit 99

WEST BANK CHOOSES NEW LEADER

WEST DES MOINES, IA., March 8, 2010 – The Board of Directors of West Bancorporation, Inc. (NASDAQ: WTBA), parent company of West Bank, has elected Des Moines native Dave Nelson as Chief Executive Officer and President effective April 1, 2010.  Nelson will also serve as Chairman and Chief Executive Officer of West Bank.

Nelson has more than 25 years experience in commercial banking with a strong background in credit administration and relationship building.  He most recently served as President, Southeast Minnesota Business Banking and President, Wells Fargo Bank Rochester in Rochester, MN.

“The Board conducted an extensive selection process,” said Jack Wahlig, Chairman of West Bancorporation, Inc.  “Dave’s depth of experience and familiarity with the Central Iowa market provides a perfect fit for our bank’s culture, our customers, our shareholders and the communities we serve.”

“I am looking forward to joining a very talented and dedicated team with such a rich heritage as West Bank,” said Nelson.  “There is also something very special about returning to your home town.”

In addition to his extensive professional expertise, Nelson has been an active participant in many community organizations.  He is a past board member of the Rochester Area Chamber of Commerce, the Olmsted County United Way, and the Rochester Community and Technical College Foundation.  He has also served as Chair of the Olmsted Medical Center Board of Trustees.  For his dedication to the community, Nelson received the Mayor’s Medal of Honor for Community Leadership in 2004.

Dave Nelson graduated from Drake University in 1983 with a bachelor's degree in marketing and received his MBA from Drake the following year.  Dave and his wife Kathie Nelson (formerly Kathie Lenc), who is also a Des Moines native, have two teenage children.

For more information contact:
David Milligan, Chief Executive Officer (515) 222-2397

About West Bancorporation

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has two full-service offices in Iowa City, one full-service office in Coralville, and eight full-service offices in the greater Des Moines area.